Exhibit 99.3

                [Letterhead of Arthur Andersen LLP Appears here]

                        REPORT OF INDEPENDENT ACCOUNTANTS



To BANK ONE CORPORATION:

We have examined the accompanying management's assertion about Bank One, Texas, N.A.'s (the "Servicer"), compliance with the covenants and conditions of the Banc One Auto Grantor Trust 1997-A Pooling and Servicing Agreement dated as of May 31, 1997 (the "Agreement") between the Servicer and The Bankers Trust Company (as Trustee for the various Certificateholders and Enhancement Providers) during the twelve months ended December 31, 1998. Management is responsible for the Servicer's compliance with the Agreement. Our responsibility is to express an opinion on management's assertion about the Servicer's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Servicer's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, management's assertion that the Servicer complied with the covenants and conditions of the Agreement for the twelve months ended December 31, 1998 is fairly stated, in all material respects.

                                            /s/ Arthur Andersen LLP


Chicago, Illinois
March 23, 1999

                       Assertion by Bank One, Texas, N.A.


Bank One, Texas, N.A., services the motor vehicle retail installment sale contracts for the Banc One Auto Grantor Trust 1997-A. As of and for the year ended December 31, 1998, Bank One, Texas, N.A. had complied, in all material respects, with the Banc One Auto Grantor Trust 1997-A Pooling and Servicing Agreement.




/s/ Mark Gresenz                            /s/ Tracie H. Klein
------------------------------------        ------------------------------------
Mark Gresenz                                Tracie H. Klein
Chief Financial Officer                     Vice President
Banc One Credit Company                     Bank One, Texas, N.A.
(Subsidiary of BANK ONE CORPORATION)